EXHIBIT 10.2


                           EMPLOYMENT AGREEMENT

          This EMPLOYMENT AGREEMENT (this "AGREEMENT") dated as of
December 20, 1995, between Lawrence Bradford ("EMPLOYEE") and Bradford Insurance Centre, Ltd. (the "COMPANY"). It is the intention of the Company and Employee that Employee remain an agent for the Company.

          Accordingly, the parties agree as follows:

     1. POSITION. Employee will serve as an agent for the Company and use his best efforts to promote the Company's business. Employee's duties will include those which are customary for his position, including duties which from time to time may be specified by the Company's board of directors (the "BOARD"). Employee's performance of his duties shall be subject to the following provisions:

          (a) Employee will act only in accordance with the terms of this agreement, guidelines adopted by the Company, instructions given to Employee by the Company, and the laws and regulations of the State of Michigan.

          (b) Employee's services will be limited to the lines of insurance permitted by his license.

          (c) Employee shall at all times maintain the qualifications necessary for his licensing in the State of Michigan.

          (d) Employee shall not act as an agent for the Company unless his license is in good standing. If Employee's authority to act for the Company is suspended or revoked, Employee shall not attempt to act for the Company nor represent to any other person that he is authorized to do so.

          (e) Without limitation of the right of the Company to terminate Employee's employment at anytime with or without cause, the Company may immediately terminate Employee's employment should his license be suspended or revoked by the Michigan Insurance Commissioner.

          (f) Employee shall remit to the Company all funds received in his capacity as an agent, and Employee shall refrain from rewarding or otherwise compensating any person for procuring or endorsing business, furnishing leads or prospects, or acting in any other manner as an agent or solicitor as those terms are defined in the Michigan Insurance Code.






     2. COMPENSATION. Employee shall receive $60,000 per year as his base salary. Employee shall receive a bonus in accordance with the terms of Schedule 1 hereto. Fringe benefits provided in Company policies it from time to time promulgates. Employee's salary may be adjusted on an annual basis upon terms and conditions mutually agreed upon in writing.

     3.   TERM.

          (a) Unless renewed by the mutual agreement of the Company and Employee, the employment period shall end on the third anniversary hereof; provided that (i) the employment period shall terminate prior to such date upon Employee's death or permanent disability or incapacity (as determined by the Board) in its good faith judgment) and (ii) the employment period may be terminated by the Company at any time prior to such date for Cause (as defined below). Provided that this Agreement has not been terminated prior to the third anniversary hereof, Employee shall be deemed to be hired "at will" at the end of the employment period.

          (b) All of Employee's rights to fringe benefits and bonuses hereunder (if any) accruing after the termination of the employment period shall cease upon such termination.

          (c) For purposes of this Agreement, "Cause" shall mean (i) a material breach of this Agreement by Employee, (ii) a breach of Employee's duty of loyalty to the Company or any act of dishonesty or fraud with respect to the Company, (iii) the commission by Employee of a felony, a crime involving moral turpitude or other act causing material harm to the Company's standing and reputation, (iv) Employee's continued failure to perform Employee's duties to the Company or (v) Employee's substandard performance. For the purposes of this Agreement, "substandard performance" shall be determined by a majority of the Board. The Board shall give Employee written notice of the Board's concern over Employee's performance, and Employee shall have 15 days to prepare for a meeting with the Board. In assessing Employee's performance, the Board shall give due consideration to the overall industry experience in assessing Employee's performance.
     After due consideration of these factors, if a majority of the Board determines in good faith that the Company would have performed substantially better with another agent, the Board may terminate Employee for "substandard performance."

     4. NON-COMPETE, ETC. Employee will be bound by the following restrictions:

          (a) NON-COMPETE. Employee will not, during the term of his employment with the Company and for two years thereafter (the "Non-Compete Period"), within a twenty-five mile radius of the Company's offices on the date hereof, serve as an insurance agent or solicitor as defined in the Michigan Insurance Code (or other

                       -2-
     applicable law for market areas outside the State of Michigan), nor serve as an employee, consultant, agent, officer, director, or independent contractor with any firm or corporation in competition with the Company. Employee and the Company agree that in view of all the facts and circumstances this provision is reasonable in that it will legitimately protect the goodwill and business prospects of the Company, while permitting Employee to continue in the insurance business at a location apart from the Company's market area. Employee and the Company agree that the Company's market area is subject to modification as the Company's business and affairs shall change following execution of this agreement, except that no expansion of the Company's market area occurring after Employee's termination of employment shall be binding upon Employee. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

          (b) CONFIDENTIAL INFORMATION. Employee will not disclose to anyone any secret or confidential information of the Company, including customer lists, renewal and expiration data, sales information, customer files, and other confidential matters relating to the business of the Company. This restriction will continue indefinitely.

          (c) NON-SOLICITATION; NON-DIVERSION. Employee will not, either for himself or on behalf of anyone else, directly or indirectly, divert or attempt to divert from the Company any business opportunities within the insurance industry, nor interfere with the contractual rights or expectancies that the Company has with any other person, nor solicit any customers to which the Company is selling insurance or providing other services at the time of Employee's termination of employment. This restriction shall continue for a period of five (5) years following Employee's termination of employment. Business opportunities, contractual rights, and contractual expectancies of the Company shall include those with insurers, customers, employees, and other business associates.

          (d) COMPANY'S MATERIALS. Employee will, upon leaving the employment of the Company, deliver to the Company, and not keep or deliver to anyone else, any and all materials relating to the Company's business, including, but not limited to, customer lists, renewal and expiration data, notes, memoranda, computer software or programs, customer file information and documents.

          (e) SPECIFIC ENFORCEMENT. The remedies of the Company upon Employee's violation of the restrictions in this Section are as follows: the Company may specifically enforce the restrictions in this Section 4, including (without limitation) Employee's covenant not to compete against the Company and the Company's remedies are cumulative and shall include the remedy of damages.
                       -3-
     5. CONTRACTS; BUSINESS EFFORTS. Employee shall use his best efforts to solicit contracts of insurance for the Company. Employee hereby assign to the Company all rights to commission income and renewal and expiration rights associated with any customers which Employee service or procure during the term of this agreement. Employee will devote his full business time and work to the business of the Company during the term of his employment. Involvement in any other business activity (other than passive investment) must be approved in advance and in writing by the Board.

     6. AUTHORITY. The Company grants Employee full power and authority to receive and transmit proposals for contracts of insurance covering such classes of risks as the Company may from time to time authorize to be insured and which Employee may solicit under his license. Employee are also authorized to collect, receive, and receipt for premiums on insurance and other payments which are delivered to Employee as a representative of the Company and to bind coverages on behalf of the Company's insurers to the extent permitted by Company policy and by the Company's contracts with its insurers. Employee have no authority to delegate to any other person any of the authority granted under this agreement; however, the Company may delegate to other persons the authority to perform certain duties which are also within Employee's authority.

     7. ARBITRATION. Except for disputes arising under Section 4 and the exercise of the Company's remedies under Section 4, should any differences arise between Employee and the Company in his employment, we agree to submit our controversy to binding arbitration under the rules of the American Arbitration Association then in effect, and judgment on the award may be entered in any court of competent jurisdiction by either of the parties. The parties may also agree, but shall not be compelled, to submit controversies arising under Section 4, including exercise of the Company's remedies under Section 4, to binding or nonbinding arbitration. The costs of any arbitration (excluding attorney fees, fees for expert witnesses retained by only one of us, and similar costs) will be shared by Employee and the Company equally.

     8. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties as to Employee's employment. All prior discussions, compensation understandings, negotiations and agreements notwithstanding, this Agreement constitutes the parties' sole source of rights and duties with respect to Employee's employment. This Agreement may not be changed orally, but only by agreement in writing expressly identifying itself as an amendment to this Agreement and signed by Employee and the Company.

     9. AGREEMENT BINDING ON SUCCESSORS. This Agreement shall be binding upon Employee and the Company and their respective successors and assigns. The rights and duties of Employee are personal to him and shall not be subject to transfer, delegation, or assignment.


                       -4-
     10. SEVERABILITY. Any provision or term of this Agreement that shall be found to be contrary to law or otherwise unenforceable, in whole or in part, shall not affect the remaining terms of this Agreement, which shall be continued as if the unenforceable provision were absent from this Agreement.

     11. GOVERNING LAW. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Michigan.


          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                              S/ LAWRENCE BRADFORD
                              Lawrence Bradford
                                                                 "Employee"

                              BRADFORD INSURANCE CENTRE, LTD.


                              By S/ DONALD BRADFORD

                                   Its President



























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                                                    Schedule 1.1
                                                    to Employment Agreement

                                BONUS PLAN

Company bonus pool for the non-commissioned officers of the Company will be maintained which will equal 6.25% of the aggregate salaries of the officers participating in the program.

A personal performance bonus pool for non-commissioned officers of the Company will be calculated as follows:

                                          PERCENTAGE OF
          RETURN ON SPARTA INVESTMENT*  COMPANY NET INCOME
          Less than 11.80%                   0.00%
          11.80%-12.45%                      1.50%
          12.45%-13.10%                      3.00%
          13.10%-13.70%                      4.50%
          13.70%-14.35%                      6.00%
          14.35% and Greater                 9.00%

The Presidents of the Company and Sparta State Bank ("Sparta") will determine the amount allocated to each officer in the bonus pool. In the event of a disagreement between the Presidents, the determination of the President of Sparta shall prevail.

*Return on Investment percentages will not be calculated with income or expense which would be considered accounting adjustments, such as changing the Company's accounting method from a cash basis to an accrual basis.

Definition:
The term "Investment" in the ratio of "Return on Investment" would consist of those resources supplied by Sparta for acquisition or support operations
for which there is no expense incurred by the Company.   For example: If
the Company borrows funds from Sparta or other sources and pays interest out of its own budgeted funds, it will not be included as investment for the bonus calculation. However, if Sparta advances funds to the subsidiary in the form of stock or cash on which the Company does not pay interest, it will be treated as additional investment. The current investment is considered to be $780,000.